Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-3) of Mitcham Industries, Inc. of our report dated April 5, 2019, relating to the consolidated financial statements and schedule of Mitcham Industries, Inc., which report appears in the Form 10-K of Mitcham Industries, Inc. for the year ended January 31, 2019 (and expresses an unqualified opinion), and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Houston, Texas

September 27, 2019